Exhibit 23.3
Consent of LaRoche Petroleum Consultants, Ltd.
As independent reserve engineers, geologists, and geophysicists, we hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of our Firm’s reserve report on the oil and natural gas reserves of Legacy Reserve LP as of December 31, 2006 and our reserve report dated January 29, 2007 included in or made a part of Legacy Reserves LP’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2007.
LaRoche Petroleum Consultants, Ltd.

By:	/s/ Joe A. Young Name: Joe A. Young Title: Senior Partner
April 2, 2007